EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE CHARTER
OF
GREEN BANKSHARES, INC.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):

1. Name of Corporation. The name of the Corporation is Green Bankshares, Inc.

2. Section 7B of the Charter is hereby deleted in its entirety and replaced with the following:

“7B. Commencing at the annual meeting of shareholders in 2011 (the “2011 Annual Meeting”), the directors shall be elected annually for a term of office of one year, except that any director in office at the 2011 Annual Meeting whose term expires at the annual meeting of shareholders in 2012 or 2013 shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. At each annual meeting of shareholders beginning in 2013, all directors shall be elected for a term of office to expire at the next succeeding annual meeting of shareholders after their election, and shall continue to hold office until their respective successors are elected and qualified. Notwithstanding any of the foregoing, a director whose term shall expire at any annual meeting shall continue to serve until his or her successor is elected and has qualified or until the director’s death, retirement, resignation or removal. Should a vacancy occur or be created, any director elected or appointed to fill such vacancy shall hold office until the next annual meeting of shareholders or until such director’s death, retirement, resignation or removal if earlier.”

3. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.

4. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on March 21, 2011, and by the shareholders of the Corporation on May 12, 2011.

5. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.

Date: May 12, 2011

GREEN BANKSHARES, INC.

By: /s/ Stephen M. Rownd
Name: Stephen M. Rownd
Title: Chief Executive Officer